Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated April 30, 2024, except for the effects of discontinued operations of ACT Genomics discussed in note 10, as to which the date is April 30, 2026, with respect to the consolidated financial statements of Prenetics Global Limited, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG

Hong Kong, China

August 7, 2026